EXHIBIT 23.5

Independent Auditor’s Consent

We consent to the incorporation by reference in this Registration Statement No. (333-106841) of Kroll, Inc. on Form S-4 of our report dated March 28, 2001 on the December 31, 2000 consolidated financial statements of Factual Data Corp. appearing in and incorporated by reference in the Annual Report on Form 10-K of Factual Data Corp. for the year ended December 31, 2000 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC

July 18, 2003

Denver, Colorado